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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)




                                                    Three                                            Nine
                                                    Months                                           Months         Year
                                                    Ended          Year Ended September 30,           Ended         Ended
                                                 December 31,  ---------------------------------   September 30, December 31,
                                                    1996         1996         1995         1994        1993         1992
                                                  -------      -------      -------      -------      -------      -------
EARNINGS:
Earnings before income taxes                      $26,101      $61,717      $39,759      $41,244      $28,009      $43,054
Interest expense                                    4,199       15,921       16,632       16,482       12,664       21,913
Amortization of debt discount and expense              43          173          206          187          147          250
Interest component of rental expense                  566        1,838        1,604        1,344          953        1,256
                                                  -------      -------      -------      -------      -------      -------
                                                  $30,909      $79,649      $58,201      $59,257      $41,773      $66,473
                                                  =======      =======      =======      =======      =======      =======


COMBINED FIXED CHARGES AND PREFERRED
     STOCK DIVIDENDS:
Interest expense                                  $ 4,199      $15,921      $16,632      $16,482      $12,664      $21,913
Amortization of debt discount and expense              43          173          206          187          147          250
Allowance for funds used during
     construction (capitalized interest)               16          107           65          136           87           57
Interest component of rental expense                  566        1,838        1,604        1,344          953        1,256
Preferred stock dividend requirements                 691        2,765        2,778        1,356        2,124        2,613
Adjustment required to state preferred stock
     dividend requirements on a pretax basis          423        1,685        1,164        1,018        1,589        1,846
                                                  -------      -------      -------      -------      -------      -------
                                                  $ 5,938      $22,489      $22,449      $20,523      $17,564      $27,935
                                                  =======      =======      =======      =======      =======      =======
Ratio of earnings to combined fixed charges
     and preferred stock dividends                   5.20         3.54         2.59         2.89         2.38         2.38
                                                  =======      =======      =======      =======      =======      =======

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